Exhibit 99.1

June 12, 2017

Reference is made to: (i) the agreement (the “Settlement Agreement”) between Alcobra Ltd. (the “Company”) and Brosh Capital Partners L.P. (formerly named Exodus Capital L.P.), Brosh Capital L.P., Amir Efrati and Asaf Frumerman, of May 5, 2017, which was also approved by the Economic Division of the District Court of Tel Aviv (the “Court”), and (ii) the letter from Brosh Capital Partners L.P. to the Company, dated May 11, 2017 (the “Request Letter”). Brosh Capital Partners L.P., together with Brosh Capital L.P., Amir Efrati and Asaf Frumerman are referred to as the “Brosh Group”.

Further to the discussions between the Brosh Group and the Company, it is hereby agreed as follows:

1.       The next annual general meeting of shareholders of the Company (the “2017 AGM”) shall be called for by the Company so that it will be held no later than September 1, 2017, provided however, that, at the Company’s request, the Brosh Group shall agree that the 2017 AGM may be held after September 1, 2017, if the Company continues its process to identify promising merger/acquisition candidates (the “M&A Candidates”) and such process is reasonably satisfactory to both the Company and Brosh Capital Partners L.P. Each of the Company and Brosh Capital Partners L.P. is entitled to determine that the process is unsatisfactory at its sole discretion.

2.       The board of directors of the Company (the “Board”) shall decide whether the Company shall proceed towards entering into a definitive agreement with any of the M&A Candidates, which candidate(s), if any, shall be selected by the Board. For the avoidance of doubt, if required under the Israeli Companies Law, 5759-1999 (the “Companies Law”), the transaction between the Company and the M&A Candidate shall be brought to the Company’s shareholders for approval to the extent so required.

3.       So long as Efrati (as defined below) is serving as a member of the Board, the Brosh Group and its affiliates will vote all of their shares in the Company in favor of a transaction with an M&A Candidate and for such other items on the agenda of shareholder meetings which are related to or support such transaction, in each case, provided that the Board has recommended a “for” vote in respect thereof. Notwithstanding the foregoing, the Brosh Group and its affiliates will not be required to vote in favor of such transaction if Efrati (as defined below), in his capacity as a member of the Board, voted against the transaction with the M&A Candidate that is brought for approval by the shareholders.

4.       Based on the documents and other information provided by Mr. Amir Efrati (“Efrati”) and Mr. Yuval Yanai (each a “Brosh Designee”), as well as the executed irrevocable resignation letters in the form attached hereto as Exhibit A, the Company has agreed that each Brosh Designee shall be added, effective immediately, as a member of the board of directors of the Company for a term to end at the 2017 AGM or earlier in accordance with the terms of the resignation letter.

5.       So long as he is a member of the Board, each Brosh Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines in effect from time to time, applicable to other members of the Board, provided that the terms thereof are not unlawful, including the Company’s code of conduct, code of ethics, securities trading policies, anti-hedging policies, confidentiality policies and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and the Brosh Group shall use its reasonable efforts to ensure that Amir Efrati shall comply therewith. In respect of his service as a member of the Board, each Brosh Designee shall be provided with the same level of insurance coverage and undertakings as to exculpation and indemnification as the other members of the Board, consistent with the Company’s policies from time to time.

6.       Notwithstanding the foregoing, if at any time during the Standstill Period (as defined below), (A) The Brosh Group and its affiliates ceases to “beneficially own” (as such term is defined in Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended) an aggregate net long position in at least 2,277,127 Ordinary Shares of the Company (as adjusted for any share splits, bonus shares issuances, combinations, reverse splits, recapitalizations and the like), or (B) any member of the Brosh Group, except for Efrati in his capacity as a director of the Company, participates in any solicitation of proxies to vote the Company’s shares (the exception with regards to solicitation by Efrati shall only apply if he acts consistent with the Board’s recommendation in connection with such matter) or seeks to include items on the agenda of any meeting of the Company’s shareholders, requests that the Company call or itself calls for a meeting of the Company’s shareholders, or publicly encourages any person with respect to the voting of such person’s shares of the Company, or (C) any member of the Brosh Group or its affiliates institutes or, except for Efrati in his capacity as a director of the Company, joins, as a party, any litigation, arbitration or other proceeding against or involving the Company, any of its subsidiaries or any of their respective current or former directors or officers (including, if applicable, derivative actions), or (D) Efrati ceases to serve as a member of the Board, then (1) each of the Brosh Designees shall promptly tender his resignation from the Board and (2) the Company shall have no further obligations under paragraph 4 above. Regardless of the foregoing, each Brosh Designee shall, prior to his appointment to the Board, and the Brosh Group shall cause the Brosh Designees to, execute an irrevocable resignation as director in the form of the letter attached hereto as Exhibit A and deliver it to the Company. Such irrevocable resignation shall enter into effect automatically, and without any further action required by any person or any party thereto, in accordance with the terms of this letter agreement and the irrevocable resignation letter, except that the Company shall have the right not to accept the resignation of one or both Brosh Designees, in which case such resignation shall not come into effect, subject to the consent of the applicable Brosh Designee to continue to serve on the Board. The Brosh Group shall, as promptly as reasonably practicable, notify the Company upon it holding less than the minimum holdings referred to in this paragraph above.

7.       From the date hereof until the earlier of: (i) the 2017 AGM and (ii) Efrati having ceased to serve as a member of the Board (the “Standstill Period”), the Brosh Group and its affiliates will not, directly or indirectly, make or in any way participate in any solicitation of proxies to vote, or seek to advise, encourage or influence any person with respect to the voting of, any of the Company’s shares (other than such advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter), including taking any action for the convening of any meeting of the Company’s shareholders or for the inclusion of items on the agenda of any such meeting.

8.       During the Standstill Period, the Brosh Group and its affiliates and the Company shall not make any statement or announcement that attacks or disparages the other, or their respective directors, officers or employees, in any way that could adversely affect their goodwill, reputation or relationships with the public generally, or with any of their customers, suppliers, shareholders or employees.

9.       During the Standstill Period, none of (i) the Brosh Group and its affiliates and (ii) the Company, shall institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the other, any of their respective subsidiaries or any of their respective current or former directors or officers (including, if applicable, derivative actions).

10.       During the Standstill Period, the Brosh Group and its affiliates will notify and update the Board of any discussions they have with M&A Candidates or any of their directors or officers as soon as reasonably possible following any such discussions. The foregoing shall not derogate from the exclusive purview of the Board to conduct negotiations with any and all M&A Candidates.

11.       Efrati hereby notifies the Company that he waives, and he hereby waives, any and all director fees in connection with his serving as a member of the Board.

12.       The Request Letter is hereby withdrawn.

13.       The terms of this letter agreement supersede the Settlement Agreement and the parties will file and submit with the Court and take all such actions so that the Court will approve changes to the Settlement Agreement so that there is no contradiction between this letter agreement and the Settlement Agreement.

14.       Following the execution of this letter agreement, the Company may announce this letter agreement and the material terms hereof by issuing a press release, coordinated with Brosh Capital Partners L.P., substantially in the form attached hereto as Exhibit B.

15.       During the Standstill Period, the Company will continue to explore cost reduction alternatives to the minimum required with respect to the Company’s day-to-day operations, taking into account its process to identify M&A Candidates, and shall update the Board with respect thereto.

Acknowledged and Agreed:

Alcobra Ltd.			Brosh Capital Partners L.P.

By:	/s/ Dr. Yaron Danieli		By:	/s/ Amir Efrati
	Name:	Dr. Yaron Danieli		Name:	Amir Efrati
	Title:	Chairman		Title:	Managing Partner

Brosh Capital L.P.

By:	/s/ Asaf Frumerman		/s/ Amir Efrati
	Name:	Asaf Frumerman	Amir Efrati
	Title:	Partner

/s/ Asaf Frumerman
Asaf Frumerman

Exhibit A

Irrevocable Resignation Letter

June 12, 2017

Attention: Board of Directors

Alcobra Ltd.

Azrieli Triangle Building, 39th Floor

132 Derech Menachem Begin

Tel Aviv, 6701101, Israel

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to paragraph 6 of that certain letter agreement, dated June 12, 2017 (the “Agreement”), by and between Alcobra Ltd. (the “Company”) and Brosh Capital Partners L.P., Brosh Capital L.P., Amir Efrati and Asaf Frumerman. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Effective only upon, and subject to, the occurrence of any of the following during the Standstill Period, (i) the Brosh Group and its affiliates ceases to “beneficially own” (as such term is defined in Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended) an aggregate net long position in at least 2,277,127 Ordinary Shares of the Company (as adjusted for any share splits, bonus shares issuances, combinations, reverse splits, recapitalizations and the like), or (ii) any member of the Brosh Group, except for Efrati in his capacity as a director of the Company, participates in any solicitation of proxies to vote the Company’s shares (the exception with regards to solicitation by Efrati shall only apply if he acts consistent with the Board’s recommendation in connection with such matter) or seeks to include items on the agenda of any meeting of the Company’s shareholders, requests that the Company call or itself calls for a meeting of the Company’s shareholders, or publicly encourages any person with respect to the voting of such person’s shares of the Company, or (iii) any member of the Brosh Group or its affiliates institutes or, except for Efrati in his capacity as a director of the Company, joins, as a party, any litigation, arbitration or other proceeding against or involving the Company, any of its subsidiaries or any of their respective current or former directors or officers (including, if applicable, derivative actions), [or (iv) Efrati ceases to serve as a member of the Board,]1 I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

_____________________________________

Name:

1 To be included only in Mr. Yanai’s letter.

Exhibit B

Press Release